Exhibit 1.10

€400,000,000 6.25 per cent. Notes due 2016 issued by PT Portugal, SGPS, S.A. (“PT Portugal” or the “Issuer”) and Guaranteed by Oi S.A ( “Oi” or the “Guarantor”) under the Portugal Telecom International Finance B.V. (“PTIF”) and Portugal Telecom, SGPS, S.A. Euro Medium Term Note Programme (the “Notes”)

ISIN PTPTCYOM0008

CONSENT SOLICITATION – FREQUENTLY ASKED QUESTIONS – UPDATED VERSION WITH NEW DATES FOR THE ADJOURNED MEETING

Before making a decision with respect to the Consent Solicitation, Noteholders should carefully consider all of the information contained in the consent solicitation memorandum dated 9 April 2015 (the “Consent Solicitation Memorandum”) which can be found at www.ptportugal.pt. These Frequently Asked Questions are not an offer to buy, a solicitation of an offer to sell or a solicitation of consents. The Consent Solicitation is being made solely pursuant to the Consent Solicitation Memorandum.

Neither the Consent Solicitation Memorandum nor any related documents (including these Frequently Asked Questions) have been filed with, or reviewed by, any national or local securities commission or regulatory authority of the United States of America or any other jurisdiction, nor has any such commission or authority passed upon the accuracy or adequacy of the Consent Solicitation Memorandum nor any related documents (including these Frequently Asked Questions). Any representation to the contrary is unlawful and may be a criminal offence.

The Consent Solicitation is made for the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements in Portugal and the United Kingdom that are different from those of the United States of America.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since PT Portugal and Oi are located in foreign countries, and some or all of their officers and directors are residents of foreign countries. You may not be able to sue a foreign company or its officers and directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

None of the Solicitation Agents nor the Trustee makes any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this document.

Capitalised terms used in these Frequently Asked Questions shall have the meaning ascribed to them in the Consent Solicitation Memorandum.

1.	WHAT IS THE PROPOSAL TO NOTEHOLDERS?

The Proposal is described in full in the Consent Solicitation Memorandum.

The Proposal that the Issuer and the Guarantor are inviting Noteholders to resolve in a general meeting (by way on an Extraordinary Resolution) relates to the following amendments:

i)	substitution, in place of PT Portugal, of PTIF as issuer and principal obligor of the Notes;

ii)	granting to the Noteholders an option to redeem their Notes (an Investor Put) exercisable from the date of PT Portugal Sale Announcement and until the twentieth Business Day following such Completion (the “Put Period”);

iii)	the waiver of any Events of Default or Potential Events of Default that may be triggered by the PT Portugal Sale; and

iv)	certain other amendments to the Trust Deed and the Conditions which are set out in full in the Supplemental Trust Deed, the Supplemental Agency Agreement and the New Interbolsa Instrument, copies of which may be requested from the Tabulation Agent and which are also available for inspection at the office of the Tabulation Agent and at PT Portugal’s registered office.

The implementation of the Proposal is conditional on the passing of the Extraordinary Resolution and the Completion of the PT Portugal Sale. Accordingly no assurance is given that the Proposal in respect of the Notes will be implemented.

2.	WHY IS PT PORTUGAL REQUESTING SUCH CONSENT?

On 9 December 2014, the Guarantor entered into a Share Purchase Agreement with Altice Portugal S.A. (“Altice Portugal”) and Altice S.A. (the “Share Purchase Agreement”) pursuant to which the Guarantor has agreed to sell, and Altice Portugal has agreed to buy, all of the shares of PT Portugal (the “PT Portugal Sale”). The closing under the Share Purchase Agreement is conditional on, among other things, the release of PT Portugal from its obligations under the Notes.

The Guarantor wishes to introduce certain changes to the Notes, including the introduction of PTIF (the issuer of all other outstanding securities under the Programme), as issuer and principal obligor of the Notes in place of PT Portugal in order to satisfy this condition of the Share Purchase Agreement.

Accordingly, upon the Completion of the PT Portugal Sale, PTIF will no longer be a subsidiary of PT Portugal, but will remain as a subsidiary of the Guarantor, as set out in the chart below:

3. WHAT ARE THE CONDITIONS OF THE PROPOSED PUT OPTION?

Redemption at the option of the Noteholders (Investor Put)

On the date and subject to the completion of the sale of PT Portugal by the Guarantor to Altice Portugal (the “Sale Completion Date”) or on the following Business Day, the Guarantor shall announce (the “PT Portugal Sale Announcement”) such completion, and the Issuer shall, at the option of the holder of any Note, redeem such Note, on the thirtieth Business Day following the Sale Completion Date (the “Put Settlement Date”).

In order to exercise the right to require redemption of a Note under this Condition the relevant holder of any Note shall, at any time from the date of the PT Portugal Sale Announcement to (and including) the twentieth Business Day following the Sale Completion Date, instruct the authorised financial intermediary entitled to hold control accounts with Interbolsa (as “Affiliate Member”), with which it holds such Note. Any Note redeemed pursuant to this Condition will be redeemed at the relevant redemption price (expressed as a percentage of the principal amount of the relevant Note) specified in the table below for the period within which the Sale Completion Date falls, together with interest accrued and unpaid to the Put Settlement Date:

Sale Completion Date	Redemption Price
Until 30 June 2015	103.975%
1 July 2015 – 30 September 2015	102.875%
1 October 2015 – 31 December 2015	102.125%
1 January 2016 – 31 March 2016	101.375%
1 April 2016 – 30 June 2016	100.625%
1 July 2016 until Notes maturity	100.00%

4. WHERE WILL THE PT PORTUGAL SALE ANNOUNCEMENT BE DISCLOSED?

The PT Portugal Sale Announcement will be disclosed on the website of CMVM (www.cmvm.pt) and through any other means deem appropriate by the Guarantor.

5. AS A NOTEHOLDER, WHAT OPTIONS DO I HAVE?

Noteholders may take the following actions in respect of the Proposal

i)	vote in favour of the Proposal—in which case they will receive the Consent Fee of 0.40 per cent. of the aggregate principal amount of Notes which are the subject of such Consent Instruction if the Payment Conditions are met (as per Point 12);

ii)	vote against the Proposal—in which case they will not receive the Consent Fee;

iii)	abstain from voting the Proposal—in which case they will not receive the Consent Fee.

6. AS A NOTEHOLDER, HOW CAN I VOTE?

Noteholders who have submitted Consent Instructions for the first Meeting may:

i)	revoke the Consent Instruction(s) submitted by the Revocation Deadline, if applicable;

ii)	submit a new Consent Instruction, voting for or against the Proposal, or abstaining from voting, by the Revocation Deadline, if applicable; or

iii)	take no action in which case the Consent Instruction(s) originally submitted in respect of the Meeting will remain validly submitted.

Noteholders who validly revoke their Consent Instructions will not be eligible to receive a Consent Fee.

Any revocation of a Consent Instruction described in (i) above must specify the Notes to which the original Consent Instruction related to, the securities account to which such Notes are or were credited and any other information required by the Tabulation Agent or the Chairman of the Adjourned Meeting.

The submission of a new Consent Instruction, as described in (ii) above, shall be made pursuant to the terms set forth below for the Adjourned Meeting. Any Consent Instruction submitted in respect of the Adjourned Meeting shall be deemed as automatically revoking the Consent Instruction submitted by the relevant Noteholders for the Meeting held on 4 May 2015.

The absence of any action by the relevant Noteholder as described in (iii) above will result in the Consent Instruction that was validly submitted for the initial Meeting held on 4 May 2015 being transmitted, on behalf of the Noteholder, to the Chairman of the Adjourned Meeting for the purposes of the Adjourned Meeting, and being considered in respect of the number of Notes registered on the Record Date (as defined below) in the name of the relevant Noteholder in the individual securities account(s) opened with the relevant financial intermediary(ies), and therefore, being added to the votes cast in respect of such Adjourned Meeting.

If Noteholders wish to submit New Voting Instructions, how a Noteholder can vote depends on whether such Noteholder is a Registered Holder or not. A Registered Holder is the person who is shown in the records of each Financial Intermediary Affiliated with Interbolsa as a Noteholder at 00:00 a.m. (Lisbon time) on the New Record Date.

If you are not a Registered Holder, you must arrange for the Registered Holder through which you hold the Notes to submit a Consent Instruction on your behalf to the Tabulation Agent or the Chairman of the Meeting (as applicable). Noteholders that hold Notes in the name of a broker, dealer, bank, custodian, trust company or other trustee should contact such entity sufficiently in advance of the Voting Deadline if they wish to vote.

For Registered Holders, Consent Instructions must be delivered either:

(a) to the Tabulation Agent in electronic form through the website www.e-forms.lucid-is.com/ptportugal as described below;

(b) to the Chairman of the meeting by correspondence or electronic means through the website www.ptportugal.pt in accordance with the requirements, procedures and deadlines set out in the Notice of the Meeting of Noteholders and the Notice of the Adjourned Meeting of Noteholders; or

(c) by attending and voting at the Adjourned Meeting that will take place at 10:00 a.m. (Lisbon time) on 19 May 2015 at PT Portugal’s registered office, located at Avenida Fontes Pereira de Melo, n.40, 1069-300 Lisbon, Portugal or by proxy (which form is available at www.ptportugal.pt).

Noteholders who have validly submitted Consent Instruction(s) for the initial Meeting through any of the methods detailed in the Notice, and who do not revoke such Consent Instruction(s), do not have to take any further action regarding the Adjourned Meeting in order to be eligible to receive the Consent Fee provided that they have not transferred their Notes prior to the New Record Date.

Consent instructions submitted via the Tabulation Agent’s website

Registered Holders submitting Consent Instructions to the Tabulation Agent in electronic form through the website referred to under (a) above:

(i) accept that the Chairman of the Meeting will act on their behalf for the exclusive purpose of casting votes on their behalf in favour of, or against, the Extraordinary Resolution at the Adjourned Meeting and, by submitting their Consent Instructions, the Registered Holders acknowledge that the Chairman of the Meeting will act as their representative as so described and accordingly approve such action;

(ii) can instruct the Chairman of the Meeting to abstain from voting;

(iii) are not required to complete any hard-copy paperwork; and

(iv) must use the platform to submit Consent Instructions in relation to their entire position and cannot send additional instructions by any other means, unless you are a Professional Noteholder (i.e. registered holders who hold Notes in a professional capacity on behalf of clients).

Consent Instructions must be received by the Tabulation Agent or the Chairman of the Meeting, as applicable, by the Voting Deadline (see “Indicative Solicitation Timetable”), taking into account the deadlines set by Clearing Systems and any intermediary or Registered Holder through which a Noteholder may hold Notes.

Noteholders must be aware that they must take into account the deadlines set by Clearing Systems and any intermediary or Registered Holder through which they may hold Notes in respect of sending Consent Instructions.

Noteholders may contact the Tabulation Agent via email pt@lucid-is.com or at its telephone number +44 20 7704 0880 if they require assistance or information in relation to the procedures for submitting Consent Instructions or Declarations of Participation or requesting forms of proxy.

7.	IF I CHOOSE TO SUBMIT CONSENT INSTRUCTIONS ELECTRONICALLY THROUGH THE TABULATION AGENT PLATFORM HOW SHOULD I PROCEED?

You should register on the website www.e-forms.lucid-is.com/ptportugal

After the registration on the website you will be sent an e-mail with a username and password for final registration.

During the registration process you will be asked to indicate your personal data, the name of the Financial Intermediary, your securities account number and associated IBAN, the number of Notes held and register your vote submitting your request.

If you are in doubt as to some of the requested fields, please contact your Financial Intermediary to obtain the relevant information.

Electronic Consent Instruction through Tabulation Agent:

8.	IF I WANT TO VOTE THROUGH THE TABULATION AGENT PLATFORM, DO I HAVE TO VOTE WITH ALL THE NOTES THAT I HOLD?

Noteholders must use the platform to submit Consent Instructions in relation to their entire position and cannot send additional instructions by any other means.

9.	CAN I INSTRUCT MY BANK TO VOTE ON MY BEHALF?

The Beneficial owners of the Notes may instruct Professional Noteholders that hold Notes on their behalf to vote.

Affiliate Members of Interbolsa (also defined as Financial Intermediaries) may submit instructions on behalf of their clients who are Registered Holders using the platform referenced in Point 7 above. Each Affiliate Member wishing to submit instructions on behalf of its clients should follow the below procedure:

(i)	register on the website www.e-forms.lucid-is.com/ptportugal in order to obtain a username and a password;

(ii)	submit one electronic instruction per instruction type (vote in favour, vote against or abstain). When submitting aggregated electronic instructions on behalf of its clients, each Affiliate Member should use the Affiliate Member’s own name, email address, telephone number, address, postcode, country, tax ID number and the number of the Affiliate Member default securities account with Interbolsa. For the IBAN linked to the securities account, in case there is no IBAN associated with the Affiliate Member’s default securities account with Interbolsa, the Affiliate Member may alternatively indicate IBAN PT50000000000000000000000;

(iii)	send a spreadsheet containing the details of the votes cast through the website (a template spreadsheet will be available via email upon request to the Tabulation Agent). The fields in the spreadsheet are the following: Name of Registered Holder, Address, Post Code, Country, Tax ID Number, Securities Account, IBAN (linked to the securities account) and voting instruction (number of notes voting in favour/ against or abstaining);

provided that when registering on the above website, each relevant Affiliate Member will be deemed to agree, acknowledge, represent, warrant and undertake to the Issuer, the Guarantor, PTIF, the Solicitation Agents, the Trustee, the Paying Agents and the Tabulation Agent that:

(i)	it is acting upon written and duly given instructions of their relevant clients who are Registered Holders;

(ii)	it will promptly send a copy of any such instructions to the Chairman of the Meeting, if requested by the latter; and

(iii)	it is, and its relevant clients who are Registered Holders are, duly informed and agree and acknowledge that the Chairman of the Meeting may reject any votes relating to instructions so submitted by the Affiliate Member in respect of which copies of the relevant instructions has been requested by the Chairman of the Meeting and these have not been provided to him up to the deadline set for such purpose by the Chairman of the Meeting.

10.	WHAT IS THE DEADLINE FOR VOTING?

The voting deadline, unless extended or amended at the absolute discretion of the Issuer and/or the Guarantor is:

(a) 5:00 p.m. (Lisbon time) on 11 May 2015 for Noteholders voting by correspondence;

(b) 5:00 p.m. (Lisbon time) on 14 May 2015 for Noteholders voting by electronic means;

(c) 5:00 p.m. (Lisbon time) on 15 May 2015 for Noteholders voting through the Tabulation Agent.

Custodians, Affiliate Members, Registered Holders and Clearing Systems will have deadlines for receiving instructions prior to the Voting Deadline and Noteholders should contact the intermediary through which they hold their Notes as soon as possible to ensure proper and timely delivery of instructions.

Noteholders who have validly submitted Consent Instruction(s) for the initial Meeting through any of the methods detailed in the Notice, and who do not revoke such Consent Instruction(s), do not have to take any further action regarding the Adjourned Meeting in order to be eligible to receive the Consent Fee provided that they have not transferred their Notes prior to the New Record Date.

11.	HOW MUCH IS THE CONSENT FEE?

The amount of the consent fee is 0.40 per cent. of the aggregate principal amount of Notes which are the subject to a valid Consent Instruction in favour of the Extraordinary Resolution.

12.	IS THE PAYMENT OF THE CONSENT FEE SUBJECT TO ANY CONDITIONS?

The payment of the Consent Fee is subject to the following conditions:

(i)	the approval of the Extraordinary Resolution by the Noteholders;

(ii)	the execution and delivery of the Supplemental Trust Deed, the Supplemental Agency Agreement and the New Interbolsa Instrument; and

(iii)	the completion of the PT Portugal Sale.

13.	WHO IS ENTITLED TO RECEIVE THE CONSENT FEE?

The fee will be paid (subject to the Payment Conditions described in Point 12. above) to Noteholders who either deliver, or procure delivery on their behalf of, a valid Consent Instruction in favour of the Extraordinary Resolution which is received by the Tabulation Agent or the Chairman of the Meeting by the Voting Deadline (and not validly revoked).

The payment of the Consent Fee will be made through Interbolsa to the Financial Intermediary affiliated with Interbolsa through which the eligible Notes are held. Each Financial Intermediary will receive the information on each Consenting Noteholder to which the Consent Fee should be paid from the Tabulation Agent. Each Financial Intermediary will be responsible for any withholding tax in accordance with the tax applicable to each Consenting Noteholder.

14.	WHEN WILL I RECEIVE THE CONSENT FEE?

Subject to the fulfilment of the Payment Conditions described in Point 12. above, the Consent Fee payment will take place on the tenth Business Day after the date on which the Payment Conditions are satisfied. The payment will be made through the Financial Intermediary affiliated with Interbolsa through which your Notes are held.

15.	WHAT DOCUMENTATION SHOULD BE DELIVERED TO THE TABULATION AGENT IN ORDER TO RECEIVE THE CONSENT FEE, IF I VOTE THROUGH THE TABULATION AGENT PLATFORM?

In respect of Registered Holders: no documentation should be delivered to the Tabulation Agent.

In respect of Financial Intermediaries affiliated with Interbolsa submitting instructions on behalf of their clients: a spreadsheet should be delivered to the Tabulation Agent (as provided in Point 9 above). The Financial Intermediaries may also need to send copies of instructions given by their clients to the Chairman of the Meeting, if so requested.

16.	ARE THERE ANY COSTS ASSOCIATED WITH THE CONSENT FEE PAYMENT?

Yes, there may be fees associated with the payment of the Consent Fee. The amount of the fee will depend on the Financial Intermediary through which the Notes are held.

Noteholders should inform themselves, and obtain proper professional advice, about any commissions and expenses (which may or not be subject to a floor) expected to be charged by their custodians and any relevant intermediary for their participation in the Consent Solicitation and/or receipt of the Consent Fee, and be aware that Noteholders will bear any such commissions and expenses, including in case the net amount payable to them under the Consent Fee is less than such commissions and expenses amount, and have no right of recourse (whether by way of reimbursement, indemnity or otherwise) against PT Portugal, the Guarantor, PTIF, the Solicitation Agents, the Trustee, the Paying Agents, the Tabulation Agent or any of their respective directors or employees, or any other person in respect of such commissions and expenses.

17.	WHEN WILL THE ADJOURNED NOTEHOLDERS MEETING TAKE PLACE?

The Adjourned Meeting in respect of the Notes will start at 10:00 a.m. (Lisbon time) on 19 May 2015 at PT Portugal’s registered office, located at Avenida Fontes Pereira de Melo, no.40, 1069-300 Lisbon, Portugal.

18.	WHAT IS THE QUORUM FOR THE ADJOURNED MEETING TO BE HELD?

The quorum required for the Adjourned Meeting is one or more persons present having procured the submission of the Declaration of Financial Intermediary or being proxies or representatives (whatever the nominal amount of the outstanding Notes held or represented by them).

In the event that the required quorum is not obtained at the Adjourned Meeting, the chairman will dissolve the Adjourned meeting.

19.	WHAT IS THE REQUIRED MAJORITY TO APPROVE THE EXTRAORDINARY RESOLUTION?

To be passed at the Adjourned Meeting, any Extraordinary Resolution requires a majority of not less than three fourths of the persons voting at the Adjourned Meeting upon a show of hands, or if by poll, then by a majority consisting of not less than three fourths of the votes cast on such poll.

If passed, the Extraordinary Resolution shall be binding on all Noteholders, whether present or not at the Adjourned Meeting at which it is passed and whether or not voting.

20.	WHEN WILL THE RESULTS OF THE CONSENT PROCESS BE ANNOUNCED?

The results will be announced as soon as reasonably practicable after the Adjourned Meeting has been concluded.

21.	WHAT IF THE PROPOSAL IS APPROVED AND I AM NOT COMFORTABLE WITH THE AMENDMENTS, DO I HAVE ANY OPTION IN RESPECT TO THE NOTES?

Yes, if the Consent Solicitation is approved and the Extraordinary Resolution implemented, all Noteholders will have the option to exercise the Put Option as more fully described in the Consent Solicitation Memorandum (the “Put Option”) and redeem their Notes. The Put Option can be exercised at any time from the date of PT Portugal Sale Announcement to (and including) the twentieth Business Day following the Completion of the PT Portugal Sale.

22.	IF THE PROPOSAL IS APPROVED, WHEN WILL I BE ABLE TO EXERCISE THE PUT OPTION?

On the Sale Completion Date or on the following Business Day, the Guarantor shall make an announcement disclosing the Completion of the PT Portugal Sale on the website of CMVM (www.cmvm.pt), and the Issuer shall, at the option of any Noteholder, redeem such Note, on the Put Settlement Date (being the thirtieth Business Day following the Sale Completion Date). For this purpose, the relevant Noteholder may at any time from the date of the PT Portugal Sale Announcement to (and including) the twentieth Business Day following the Sale Completion Date, instruct the Affiliate Member of Interbolsa, with which it holds such Notes, that they wish to exercise the Put Option.

23.	WHAT IS THE EXPECTED TIMETABLE FOR THE CONSENT SOLICITATION?

Noteholders should be aware that additional deadlines apply in respect of the procedures for the submission of their Consent Instructions. These deadlines are set out in the Notice for the Adjourned Meeting of the Noteholders.

INDICATIVE SOLICITATION TIMETABLE

Event	Date and Time

Announcement of Consent Solicitation and Proposal	9 April 2015.

Notice for the initial meeting published.

Notice for Adjourned Meeting Published	4 May 2015.

New Record Date

Noteholders who, on the New Record Date, hold at least one Note shall be entitled to participate and vote at the Adjourned Meeting including by delivering a Consent Instruction as described herein.

00:00 a.m. (Lisbon time) on 12 May 2015.

Voting Deadline Deadline for Noteholders to deliver or procure delivery on their behalf to the Tabulation Agent or the Chairman of the Meeting of a Consent Instruction.

(a) 5:00 p.m. (Lisbon time) on 11 May 2015 for Noteholders voting by correspondence;

(b) 5:00 p.m. (Lisbon time) on 14 May 2015 for Noteholders voting by electronic means;

(c) 5:00 p.m. (Lisbon time) on 15 May 2015 for Noteholders voting through the Tabulation Agent.

Revocation Deadline

Latest time for Noteholders to deliver or procure delivery on their behalf to the Tabulation Agent or the Chairman of the Meeting a valid revocation instruction revoking previously submitted Consent Instructions.

5:00 p.m. (Lisbon time) on 15 May 2015.

Adjourned Noteholders Meeting Adjourned Meeting takes place.	10:00 a.m. (Lisbon time) on 19 May 2015.

Announcement and publication of result of Adjourned Meeting Announcement of the result of the Adjourned Meeting.	As soon as reasonably practicable after the Adjourned Meeting has concluded.

PT Portugal Sale Announcement	On the Sale Completion Date or the Business Day immediately following.

Payment Date

The date on which the Consent Fee will be paid if the Payment Conditions are satisfied	The tenth Business Day after the date on which the Payment Conditions are satisfied.

Investor instruction to exercise Investor Put

First date on which Noteholders may instruct relevant Affiliate Member of Interbolsa, with which it holds its Notes, to exercise Investor Put	Date of PT Portugal Sale Announcement

Deadline for Noteholders wishing to exercise the Investor Put, to instruct relevant Affiliate Member of Interbolsa in accordance with the PT Portugal Sale Announcement	The twentieth Business Day following the Completion of the PT Portugal Sale

Settlement of Investor Put The date on which the Issuer shall redeem such Note	The thirtieth Business Day following the Completion of the PT Portugal Sale

Noteholders should be aware that, in order to be eligible to receive the Consent Fee, their Consent Instructions must be submitted either (a) through means that allow the Tabulation Agent or the Chairman of the Meeting to receive their Consent Instructions by the Voting Deadline, which are: (i) voting through the Tabulation Agent; or (ii) voting by correspondence; or (iii) voting by electronic means; or (b) by attending and voting at the Adjourned Meeting (in person or through a representative). Noteholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee through which they hold Notes whether such broker, dealer, bank, custodian, trust company or other trustee would require receiving any notice or instructions prior to the deadlines set out above.

24.	Who can I contact to obtain more information about the Consent Solicitation Process?

Noteholders should contact the following for further information:

SOLICITATION AGENTS

BESI
Email:	dcm@espiritosantoib.pt
Telephone:	+ 351 21 319 6904
Attention:	Capital Markets Division

BofA Merrill Lynch
Email:	kulwant.bhatti@baml.com
Telephone:	+44 20 7995 2929
Attention:	Liability Management Group / Kulwant Bhatti

Santander Global Banking & Markets Banco Santander Totta, S.A.
Email:	tommaso.grospietro@santandergbm.com and ptconsent@santandergbm.com
Telephone:	+44 20 7756 6909/ +351 21 370 43 60
Attn:	Liability Management

TABULATION AGENT

Lucid Issuer Services Limited
Email: pt@lucid-is.com
Telephone: +44 20 7704 0880
Attention: Yves Theis / Thomas Choquet

ISSUER

PT Portugal SGPS, S.A.
Email: assembleia-ptportugal@telecom.pt
Telephone: +351 21 500 11 11/ +351 21 500 79 79
Attention: Secretaria Geral/ Investor Relations

GUARANTOR

Oi S.A.
Email: LD-tesouraria@oi.net.br / invest@oi.net.br
Telephone: +55 21 3131 1280 / +55 21 3131 2963 / +55 21 3131 2918
Attention: Treasury/ Investor Relations